Exhibit 4.42

NBG Bank

To: Aegean Marine Petroleum S.A. (as Borrower)

To: Aegean Marine Petroleum Network Inc. (as Corporate Guarantor)

Dated: 20 December 2012
Dear Sirs,

US$50,000,000 revolving credit facility and guarantee and letter of credit facility to Aegean Marine Petroleum S.A., as amended

1
We refer to the facility agreement dated 17 September 2009 as amended and supplemented by a supplemental agreement dated 20 April 2011, a supplemental letter dated 28 February 2012, a second supplemental letter dated 3 April 2012, a third supplemental letter dated 29 June 2012 and as the same may be amended from time to time (together, the "Facility Agreement") and made (inter alios) between (1) Aegean Marine Petroleum S.A. as borrower (therein and hereinafter referred to as the "Borrower"), (2) National Bank of Greece S.A., London Branch as agent (the "Agent"), security agent (the "Security Agent"), issuing bank (the "Issuing Bank") and account bank (the "Account Bank"), (3) National Bank of Greece S.A. as arranger (the "Arranger") and (4) the banks and financial institutions set out in schedule 1 thereto as lenders (the "Banks"), whereby the Banks agreed (inter alia) to make available to the Borrower, upon the terms and conditions therein contained, a facility of (originally) up to US$50,000,000.

2	Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

3	The Borrower has requested that the Agent, the Security Agent, the Issuing Bank, the Account Bank, the Arranger and the Banks consent to the following amendment to the Facility Agreement:

3.1	the deletion of the existing definition of "Final Maturity Date" in clause 1.2 of the Facility Agreement in its entirety and the insertion of the following new definition in its place:

"Final Maturity Date" means, in relation to each Facility, 30 April 2013 or such other later date as all the Banks may agree in their absolute and unfettered discretion and the Agent notifies the Borrower by an Extension Notice sent pursuant to clause 4.3.2;"; and

3.2	the deletion of the existing definition of "Margin" in clause 1.2 of the Facility Agreement in its entirety and the insertion of the following new definition in its place:

"Margin" means.

(a)	from the date of this Agreement until 16 May 2010, two point five per cent (2.5%) per annum;

(b)	from 17 May 2010 until 8 February 2011, three per cent (3%) per annum;

(c)	from 9 February 2011 until 14 October 2012, three point five per cent (3.5%) per annum; and

(d)	from 15 October 2012 and all other times thereafter, four per cent (4%) per annum;"

4	The Borrower shall pay to the Agent on or before the date of this letter an up-front amendment fee of Ten thousand Dollars ($10,000).

5
The Agent, the Security Agent, the Issuing Bank, the Account Bank, the Arranger and the Banks hereby confirm their consent to the above amendments to the Facility Agreement on condition that the Borrower and the other Security Parties shall have confirmed their agreement and consent to the arrangements of this letter by counter-signing this letter by signatories acceptable to the Agent in all respects (including by delivering to the Agent duly executed board and/or shareholder resolutions, as required by the Agent, of the Borrower and the Guarantor evidencing such signatories are duly authorised, in form and substance satisfactory to the Agent in all respects) and, with effect on and from the date when the Agent advises the Borrower that it is satisfied that such confirmation has taken place, the Facility Agreement shall be hereby amended (and deemed amended) in accordance with the changes referred to in paragraph 3 above.

6
Save as amended by this letter, the provisions of the Facility Agreement shall continue in full force and effect and the Facility Agreement and this letter shall be read and construed as one instrument.

7	This letter and any non-contractual obligations in connection with it are governed by, and shall be construed in accordance with, English law.

Yours faithfully.

/s/ A. Papademetriou
Attorney-in-fact
for and on behalf of
NATIONAL BANK OF GREECE S.A., LONDON BRANCH as Agent

Date: 20 December 2012

We hereby acknowledge and agree to the foregoing.

/s/ A. Papademetriou
Attorney-in-fact
for and on behalf of
NATIONAL BANK OF GREECE S.A., LONDON BRANCH as Account Bank, Issuing Bank, Bank and Security Agent

Date: 20 December 2012

We hereby acknowledge and agree to the foregoing.

/s/ A. Papademetriou
Attorney-in-fact
for and on behalf of
NATIONAL BANK OF GREECE S.A as Arranger

Date: 20 December 2012

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Security Documents (as such term is defined in the Facility Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Security Documents to the "Facility Agreement", the "Agreement" or other equivalent references, shall be deemed to be references to the Facility Agreement as amended and supplemented by the arrangements thereto contained above.

/s/ Ypapanti Koumbiadou
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM S.A. as Borrower

Date: 20 December 2012

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Security Documents (as such term is defined in the Facility Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Security Documents to the "Facility Agreement", the "Agreement" or other equivalent references, shall be deemed to be references to the Facility Agreement as amended and supplemented by the arrangements thereto contained above.

/s/ Ypapanti Koumbiadou
Attorney-in-fact
for and on behalf of
AEGEAN MARINE PETROLEUM NETWORK INC. as Corporate Guarantor

Date: 20 December 2012